Purchase agreement

Contract No. 2010myc056
Signing Location: Beijing

Date: 5/4/2010
Supplier: China Agritech, Inc (hereinafter “Party A”)
Purchaser: Sinochem Fertilizer Co., Ltd. (hereinafter “Party B”)

In Accordance with PRC Contract Law and through friendly negotiation, the parties have reached the following agreement on the purchase of the following organic products:

Article I Name, type, size, unit price and purchase amount:

Name	Package Size	Number	Volume (L)	Unit Price (Yuan /L)	Purchase Amount (Yuan)
organic condensed liquid compound fertilizer (Broad Spectrum Type)	15ml *300 packages/piece	5,000	22,500	60	1,350,000
organic condensed liquid compound fertilizer (Broad Spectrum Type)	180ml *50 bottle/piece	100,000	900,000	55	49,500,000
organic condensed liquid compound fertilizer (Anti-disease Type)	20 mil * 300 bag/piece	25,000	150,000	66	9,900,000
Total (RMB)	60,750,000

Note: the prices above include packaging price, Party B shall pay transportation fee.

Article II Quality Requirement

Party A shall guarantee the quality and packaging of the products meet the national laws and regulations and Party A shall provide all required documents for sales and distribution of the products, including copy of business license, fertilizer registration certificate and trademark registration.

Party A shall guarantee the contracted goods meet the description on the outside package and Party A shall obtain confirmation from Party B before purchase; Party A shall also process Party B’s complaint in an expedited way; Party A shall be responsible for all Party B’s losses caused by quality of the goods.

Article III Accepting company, transportation and method of delivery

The delivery location is Party B’s depot, Party B shall notify Party A the direction to the location and notify any changes 7 days before the delivery date. Party A shall be responsible for transportation and Party B shall pay transportation cost.

Party A shall notify Party B of the arrival, number, and accepting company of the goods after the delivery. If the goods are sent to a wrong location, Party A shall pay not only the delivery cost to the contracted location, but also any additional cost of transportation and losses suffered by Party B.

Party A shall deliver the goods within 15 days after receiving one-time goods ordering notice from Party B (the ordering amount shall not exceed 500 tons, the delivery date shall be extended for 10 days for every 50 tons of goods over 500 tons.). If Party A cannot deliver the goods on time and the price of the goods has fallen before the goods leave the factory, the price shall be the lowered price. If the price has risen before the goods leave the factory, the price shall be the old lower price. If Party A cannot deliver the goods on time, it shall pay a liquidated damage of 0.5%/Tonnage/Day to Party B and pay all losses of Party B.

Article IV Area of sales

Party A shall assist Party B to develop the China market, and provide sales support such as advertising, sales conference, technical support.

Article V Payment

Party B shall issue a confirmation to Party A 5 days after receiving the goods and wire the purchase money into an account designated by Party A within 10 days after the issuance of the confirmation. Party A shall issue a receipt to Party B within 15 days after receiving the confirmation from Party B.

Article VI Acceptance Method

Party B will inspect and confirm on the site of receiving delivery the kinds, quantity and specifications of the products according to the information on the delivery notice and, if the products do not conform to the requirements stipulated herein, must notify Party A, within 5 days upon receiving the delivery, of the situation of the quantities and packaging that fail to meet requirements and provide valid proof.  After verifying the situation, Party A must send replacement products; if Party B does not submit disputes or does not fulfill the obligation of providing valid proof, Party A will consider the quantity and packaging to have met Party B's requirements and been accepted.

Party A must bear all responsibility related to the product quality, including settling actively relevant commercial issues and compensating Party B for all the loss resulting from product quality issues.  Party B must notify Party A in writing immediately when it receives notice of failure to pass quality inspection from administrative enforcement authorities; Party A must submit disputes within 5 days upon receiving Party B's notification; otherwise it will be considered that Party A acquiesces in the inspection report and the settlement opinion.

Article VII Disclaimer

If, due to Force Majeure, either party of the two parties is unable to perform this Contract, it must notify the other party immediately and, after obtaining documents of evidence from competent authorities, is allowed to postpone or suspend the performance of this contract or to perform this contract partially and be absolved of any liability of breach.

Article VIII Others

1) Party A will dispatch technical service personnel to Party B to assist Party B with expanding the customer channels and arranging contract sales support.

2) Party A will assist Party B with the product storage and product parts delivery; at the same time, Party B must actively provide convenience to Party A's technical service personnel for them to conduct their work.

3) Party A will provide the following contract sales assistance at Party A's cost:

(a) Product advertising at the county level; (b) Technical support and business training; (c) Corresponding publicity material; (d) Store front publicity media such as POP; (e) Distributor meetings and peasant meetings; (f) Product experiment and demonstration locations; (g) other kinds of support mutually agreed upon by the two parties.

4) All default penalty, compensation, miscellaneous transportation expenses and payment for economic loss payable pursuant to the provisions herein must be paid by bank wiring within 10 days after the responsibility is determined; otherwise it will be considered past due and be handled accordingly.  Neither party can withhold the delivery of goods or withhold payment as offsets without authorization, unless it is stipulated elsewhere.

Article IX Contract Effectuation and Dispute Resolution:

Any dispute arising from this contract must be settled by the two parties through friendly consultation; if such consultation fails, either of the two parties may submit the case to the people's court at the plaintiff's location.

This contract becomes effective after it is signed by the representatives of the both parties and imprinted with seals; the contract effective period ends on April 30, 2011 and during its effective period neither party can modify or dissolve this contract at will.  Other matters not covered in this contract must be provided for in supplemental agreement through consultation and negotiation between the two parties and the supplemental provisions will have the same effect as this contract.  This contract is in duplicate, with one to each party.

Purchaser:	Sinochem Fertilizer Co., Ltd. (seal)
Signatory:	(signature present but not legible)
Fax:	01059569662
Telephone:	025-83337861
Bank:	China Agricultural Bank, Jiaodaokou Branch
Acct. No:	[Redacted]

Supplier:	China Agritech, Inc (seal)
Signatory:	Yu Chang
Fax:
Telephone:	010-85879520-8020
Bank:	Communications Bank, Beijing Zhaoyang Business Branch
Acct. No:	[Redacted]